Williams Controls, Inc.

                   Notice of Annual Meeting of Stockholders
                         to be held on March 27, 1998



The Annual Meeting of Stockholders of Williams Controls, Inc. (the "Company") will be held at the Company's administrative office, 7001 Orchard Lake Road, Suite 424, West Bloomfield, Michigan on Friday, March 27, 1998 at 10:00 a.m. Eastern Standard Time, for the following purposes:


   1. To elect two Class I directors for a three year term expiring in 2000. To be elected, a nominee must have more shares cast in his favor than shares for which voting authority is withheld.

   2. To consider and approve an amendment to the Company's 1993 Stock Option Plan to increase the number of shares, available for grant thereunder, from 1,500,000 to 3,000,000. Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote on this proposal.

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.


Stockholders holding shares of Common Stock of record at the close of business on February 27, 1998, will be entitled to receive notice of and vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time by following the instructions provided in the Proxy Statement.

By Order of the Board of Directors,
Gerard A. Herlihy
Secretary


January 28, 1998
Portland, Oregon

                                 Proxy Statement
                  for the 1998 Annual Meeting of Stockholders

                              General Information

This Proxy Statement is furnished to stockholders of Williams Controls, Inc. (the "Company") in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Friday, March 27, 1998 at the Company's administrative office, 7001 Orchard Lake Road, Suite 424, West Bloomfield, Michigan at 10:00 a.m., Eastern Standard Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card (collectively, the "Proxy Materials") will be first sent to the Company's stockholders on or about March 2, 1998.

As of the close of business on February 27, 1998, the record date for entitlement to notice of and vote at the Annual Meeting, the Company had outstanding 17,782,040 shares of common stock, $.01 par value per share (the "Common Stock"). The presence, in person or by proxy, of holders of one-third of the shares of Common Stock entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting.

Each share of Common Stock outstanding on the record date is entitled to one vote on each matter presented at the Meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Approval of the amendment to the 1993 Stock Option Plan requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on this proposal.

Abstentions will be treated as shares present or represented and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the stockholders. As to any shares a broker indicates on its proxy that it does not have the authority to vote on any particular matter because it has not received direction from the beneficial owner thereof, those shares will not be counted as voting on the particular matter.

A stockholder who gives his proxy may revoke it at any time before it is voted by giving notice of the revocation thereof to the Secretary of the Company, by filing another proxy with said Secretary or by attending the Meeting and voting in person. All properly executed and unrevoked proxies delivered pursuant to this solicitation, if received in time, will be voted in accordance with the instructions of the beneficial owners contained thereon.

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of the Company's Common Stock for whom they hold shares and will reimburse them for their reasonable expenses in so doing.


                       Proposal 1 - Election of Directors

The Company's Certificate of Incorporation provides for three classes of directors with staggered terms of office. Nominees of each class serve for terms of three years and until the election and qualification of their successors or until their resignation, death, disqualification or removal from office.

The Board of Directors consists of four members, including two Class I directors whose terms expire in 1998, one Class II director whose term expires in 2000 and one Class III director whose term expires in 1999. At the Meeting, two Class I directors will be elected to serve three-year terms expiring in 2001. The nominees for Class I directors are Thomas W. Itin and H. Samuel Greenawalt, both of whom presently serve on the Board of Directors of the Company.

Directors are elected by a plurality of the votes cast. Unless you withhold authority to vote for a nominee, your proxy will be voted for the election of Mr. Itin and Mr. Greenawalt.

If either Mr. Itin or Mr. Greenawalt becomes unavailable to serve as a director, discretionary authority may be exercised by the proxy holders named in the accompanying proxy card to vote for a substitute nominee proposed by the Board of Directors. Neither management nor the Board of Directors knows of any reason why Mr. Itin or Mr. Greenawalt would be unavailable to serve on the Board of Directors.

                                        Position/Offices with         Year First
             Name                Age    Company                        Elected
             ----                ---    --------------------------    ---------
Nominee:
Class I - Term Expires 1998
Thomas W. Itin                    63    President, Chairman of the       1988
                                        Board, Chief Executive
                                        Officer and Treasurer
H. Samuel Greenawalt              68    Director                         1994

Continuing Directors:
Class III - Term Expires 1999
R. William Caldwell               80    Director                         1994

Class II - Term Expires 2000
Timothy S. Itin                   39    Director                         1994


Thomas W. Itin has been Chairman of the Board and Chief Executive Officer of the Company since March 1989 and a Director since inception of the Company in November 1988. In addition, Mr. Itin was elected President and Treasurer of the Company in June 1993. Mr. Itin has been Chairman, President and owner of TWI International, Inc. ("TWI") since he founded that entity in 1967. TWI acts as consultant for mergers, acquisitions, financial structuring, new ventures and asset management. Mr. Itin also is the owner and principal officer of Acrodyne Corporation. In addition, Mr. Itin is Chairman of the Board and President of LBO Capital Corporation and Ajay Sports, Inc., both of which are publicly-held corporations. Mr. Itin received a Bachelor of Science degree from Cornell University and was awarded a Masters of Business Administration degree from New York University.

H. Samuel Greenawalt has served as a director of the Company and a member of the Audit Committee of the Board of Directors since March 1994. From 1987 until his retirement in June 1994, Mr. Greenawalt served as Senior Vice President, Business Development, for Michigan National Bank in Detroit, Michigan. Mr. Greenawalt continues to provide consulting services to Michigan National Bank. From 1958 to 1987, Mr. Greenawalt served in various commercial lending capacities at Michigan National Corporation. From 1954 to 1958, he was with the investment firm of McNaughton-Greenawalt Company. Since June 1993, Mr.
Greenawalt has served as a director of Enercorp, Inc., a publicly traded business development company that owns approximately 10% of the common stock of the Company. Mr. Greenawalt received a Bachelor of Science degree from the Wharton School of the University of Pennsylvania, and is a graduate of the University of Wisconsin Banking School.

Timothy S. Itin has served as a director of the Company and a member of the Audit and Compensation Committees of the Board of Directors since March 1994. Since January 1996, Mr. Itin has been a Managing Director of the investment banking firm Volpe Brown Whelan & Company, LLC, located in San Francisco, California. From 1991 through 1995, Mr. Itin was a Managing Director of Jensen Securities, a Pacific Northwest institutional brokerage firm located in Portland, Oregon, and he served on Jensen's management committee. From 1989 to 1991, he was employed by Laurel Management Partners, a money management affiliate of Montgomery Securities. From 1983 to 1989, Mr. Itin was a limited partner of Montgomery Securities and worked in the field of investment banking, institutional trading and full service brokerage in San Francisco. Mr. Itin has earned the designation of Chartered Financial Analyst (CFA) and received a Bachelor of Arts degree in economics from Dartmouth College.

R. William Caldwell has been a director of the Company and a member of the Audit and Compensation Committees of the Board of Directors since March 1994. Mr. Caldwell has been retired since 1975. He presently serves as a director of the Michigan State University Foundation, a director and secretary/treasurer of Neogen Corporation of East Lansing, Michigan, a limited partner of Doan Associates of Midland, president and a director of Dow Consultants and a director of the Chemical Bank and Trust Company of Midland. From 1963 until 1967, Mr. Caldwell served in a variety of positions with Dow Corning Corporation, a multibillion dollar worldwide chemical company, including director of Toray Silicone Company, Ltd., Tokyo, Japan, Societe Industrgrielle des Silicones, Paris, France, and Midland Silicones, London, United Kingdom; chairman of Molykote, GmbH, Munich, Germany and Arnet Industries, Ltd., Canada; president and chairman of Dow Corning Silicones. Ltd., Canada; chairman of Dow Corning International, Ltd.; and corporate vice president of Dow Corning Corporation, Midland, Michigan. From 1967 to 1968 he served as the assistant general manager, Pharmaceutical, Agricultural and Consumer Product Department, Dow Chemical, in Midland, Texas. From 1968 to 1974 he served as director of Dow Chemical, SpA, Milan, Italy, president and director A.P.E.S.A., Luxembourg, president and director of Worldwide Operations, Gruppo Lepetit, SA, Italy. From 1974 until his retirement in 1975 he served as executive vice president of Dow Lepetit, Ltd., Milan, Italy and Midland, Texas. Mr. Caldwell received a Bachelor of Science degree in Chemical Engineering from Michigan State University and graduated from the Harvard School of Business Administration, Advance Management Program.


 Proposal 2 - Approval of an Amendment to the Company's 1993 Stock Option Plan

The Board of Directors has approved, and is requesting that the stockholders of the Company approve, an amendment (the "Amendment") to the Company's 1993 Stock Option Plan, as amended (the "1993 Plan") to increase the number of shares reserved for issuance upon exercise of stock options granted thereunder from an aggregate of 1,500,000 shares of Common Stock, as adjusted annually (the "Available Shares") to 3,000,000 shares of Common Stock, as adjusted annually in accordance with the 1993 Plan.

The 1993 Plan provides for an annual adjustment in the number of Available Shares, commencing December 31, 1994, to a number no less than 4.3% of the number of shares outstanding on December 31 of the preceding year. In 1995, the stockholders approved an amendment to the Plan to increase the number of shares allocated under the plan to no more than 1,500,000. Since the number of shares allocated under the plan exceeds 4.3% of the number of outstanding shares of common stock of the Company, the number of shares reserved under the 1993 Plan has not increased under this provision. The 1993 Plan further provides that, even after the annual adjustment, no more than 1,500,000 shares of Common Stock would be available for the grant of Incentive Stock Options under the 1993 Plan. If the Amendment is approved, no more than 3,000,000 shares of Common Stock will be available for grant under Incentive Stock Options even after the future annual adjustments.

The  following  table  shows,  as of January 9,  1998,  the status of  Available
Shares:
                                                                    Shares
             Options Granted     Number of      Shares Subject   Available for
  Shares         (Net of          Options      to Outstanding      Grant of
  Reserved     Forfeitures)      Exercised         Options        Future Options
 ----------    --------------    -----------    ---------------   --------------
 1,500,000      1,111,875           -0-           1,111,875         388,125

If the Amendment is approved, 1,500,000 additional shares of Common Stock will be added to the total number of shares reserved under the 1993 Plan, making an aggregate of 1,888,125 shares available for the grant of future options under the 1993 Plan, representing 3,000,000 shares less the 1,111,875 shares subject to outstanding options.

The 1993 Plan was adopted by the Board on September 20, 1993 for a ten-year term. An amendment to the 1993 Plan was approved by the stockholders on February 22, 1995, increasing the maximum number of shares to be allocated under the 1993 Plan from 700,000 to 1,500,000. The Plan is designed to (i) induce qualified persons to become employees and/or officers of the Company, (ii) reward such persons for past service to the Company, (iii) encourage such persons to remain in the employ of the Company or associated with the Company, and (iv) provide additional  incentive  for such  persons to put forth  maximum  efforts  for the success of the business of the Company. To the extent of the Options already granted under the 1993 Plan and to the extent that management personnel may be eligible to receive additional options which may be granted under the Plan, management has an interest in obtaining approval of the Amendment by the Company's stockholders. As of January 28, 1998, approximately 225 persons were eligible to participate in the Plan. The 1993 Plan currently provides that employees, officers of and consultants to the Company are eligible to participate in the 1993 Plan.

The 1993 Plan is currently administered by the Board of Directors. Grants of stock options under the 1993 Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). In addition to determining who will be granted Options, the Board has the authority and discretion to determine when Options will be granted and the number of Options to be granted. The Board may determine which Options may be options intended to qualify for special treatment under the Internal Revenue Code of 1986, as amended ("Incentive Stock Options") or Non-Qualified Options ("Non-Qualified Stock Options") which are not intended to so qualify. See "Federal Income Tax Consequences" below. The Board also may determine the time or times when each Option becomes exercisable, the duration of the exercise period for Options and the form or forms of the instruments evidencing Options granted under the 1993 Plan. The Board may adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the 1993 Plan.

The Board also may construe the 1993 Plan and the provisions in the instruments evidencing Options granted under the Plan and is empowered to make all other determinations deemed necessary or advisable for the administration of the 1993 Plan. The Board may not adversely affect the rights of any participant under any unexercised Option or any portion thereof without the consent of such participant. Unless sooner terminated by the Board, the Plan will terminate on September 20, 2003.

The 1993 Plan contains provisions for proportionate adjustment of the number of shares for outstanding Options and the option price per share in the event of stock dividends, recapitalizations resulting in stock splits or combinations or exchanges of shares. In addition, the Plan provides for adjustments in the purchase price and exercise period by the Committee in the event of a proposed dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, or merger or consolidation of the Company with another corporation, or in the event there is a change in constitution of the Common Stock of the Company.

In determining persons to whom Options will be granted and the number of shares to be covered by each Option, the Board takes into account the duties of the Optionees, their present and potential contributions to the success of the Company and such other factors as the Board deems relevant to accomplish the purposes of the 1993 Plan.

Only employees of the Company, as the term "employees" is defined for the purposes of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), are entitled to receive Incentive Stock Options. Incentive Stock Options granted under the 1993 Plan are intended to satisfy all requirements for incentive stock options under Section 422 of the Code and the Treasury Regulations thereunder.

Each  Option  granted  under the 1993  Plan is  evidenced  by a  written  Option
Agreement between the Company and the optionee. The option price of any Incentive Stock Option may be not less than 100% of the Fair Market Value per share on the date of grant of the Option; provided, however, that any Incentive Stock Option granted under the Plan to any person owning more than ten percent of the total combined voting power of the Common Stock will have an option price of not less than 110% of the Fair Market Value per share on the date of grant of the Incentive Stock Option. Each Non-Qualified Stock Option granted under the 1993 Plan will be at a price not less than 80% of the Fair Market Value per share on the date of grant thereof. In the past, all grants made under the 1993 Plan have been made at 100% of the Fair Market Value of the Company's Common Stock on the date of grant, unless a higher exercise price is required under the Code for Incentive Stock Options. "Fair Market Value" per share as of a particular date is defined in the Plan as the last sale price of the Company's Common Stock as reported on a national securities exchange or on the Nasdaq National Market System or, if none, the average of the closing bid and asking prices of the Company's Common Stock as reported by Nasdaq or, if such quotations are unavailable, the value determined by the Board in its discretion in good faith.

The exercise period of Options granted under the 1993 Plan may not exceed ten years from the date of grant thereof. Incentive Stock Options granted to a person owning more than ten percent of the total combined voting power of the Common Stock of the Corporation will be for no more than five years. The Board will have the authority to accelerate or extend the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. However, no exercise period may be extended to increase the term of the Option beyond ten years from the date of the grant.

To exercise an Option, the optionee must pay the full exercise price in cash, in shares of Common Stock having a Fair Market Value equal to the Option Price, or in property, or in a combination of cash, shares and property and, subject to approval of the Committee. The Board has the sole and absolute discretion to determine whether or not property other than cash or Common Stock may be used to purchase the shares of Common Stock thereunder and, if so, to determine the value of the property received.

Options granted under the 1993 Plan may be exercised only during the option term and only to the extent vested at the time of exercise. If the optionee ceases to be an employee, officer or consultant to the Company or a Subsidiary of or Parent of the Company, other than by reason of death, disability, retirement or for cause, all Options granted to such optionee but not yet exercised will terminate three months after the date the optionee ceased to be an employee and/or officer of the Company.

If an optionee dies while an employee and/or officer of the Company, or if the optionee's employment or officer status terminates by reason of disability or retirement, all Options theretofore granted to such optionee, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised at any time within one year after the date of death, disability or retirement of said optionee, by the optionee or by the optionee's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or disability of the optionee; provided, however, that in the case of Incentive Stock Options, such one-year period will be limited to three months in the case of retirement.

Options granted under the 1993 Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Options may be exercised, during the lifetime of the optionee, only by the optionee and thereafter only by the optionee's legal representative. An optionee has no rights as a stockholder with respect to any shares covered by an Option until the Option has been exercised.

The Company, to the extent permitted or required by law, will deduct a sufficient number of shares due to the optionee upon exercise of the Option to allow the Company to pay federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Option from any payment of any kind otherwise due to the optionee. The Company is not obligated to advise any optionee of the existence of any tax or an amount that the Company will be so required to withhold.

Federal Income Tax Consequences

The federal income tax discussion set forth below is included for general information only. Optionees are urged to consult their tax advisors to determine the particular tax consequences applicable to them, including the application and effect of foreign, state and local income and other tax laws.

Incentive Stock Options. No income results to the holder of an Incentive Stock Option upon the grant thereof or issuance of shares upon exercise thereof. The amount realized on the sale or taxable exchange of the Option shares in excess of the Option exercise price will be considered a capital gain, except that, if a sale, taxable exchange or other disposition occurs within one year after exercise of the Incentive Stock Option or two years after the grant of the Incentive Stock Option (generally considered to be a "disqualifying disposition"), the optionee will realize compensation, for federal income tax purposes, on the amount by which the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on the sale of the shares, exceeds the exercise price. The difference between the exercise price and the fair market value of the shares acquired at the time of exercise is a tax preference for the purpose of calculating the alternative minimum tax on individuals under the Code. This preference amount will not be included again in alternative minimum taxable income in the year the taxpayer disposes of the stock. The result is achieved by adding the preference amount included in alternative minimum taxable income in the year of exercise to the basis of the stock. For alternative minimum tax purposes, the basis of stock is the fair market value of the stock on the date of exercise. This rule reduces the amount of income to the alternative minimum tax in the year the stock is sold.

Non-Qualified Stock Options. No compensation will be realized by the optionee of a Non-Qualified Stock Option at the time it is granted, provided the exercise price is at least equal to the value of the underlying shares at the time of the grant. Upon the exercise of a Non-Qualified Stock Option, an optionee will realize compensation for federal income tax purposes on the difference between the exercise price and the fair market value of the shares acquired at the time of exercise. If the optionee exercises a Non-Qualified Stock Option by surrendering shares of the Company's Common Stock, the optionee will not recognize income or gain at the time of exercise.

Consequences to the Company. The Company recognizes no deduction at the time of grant or exercise of an Incentive Stock Option. The Company recognizes no deduction at the time of grant of a Non-Qualified Stock Option provided the option price of the Option is at least equal to the value of the underlying shares. The Company will recognize a deduction at the time of exercise of a Non-Qualified Stock Option to the extent the option price is less than the value of the shares acquired or to the extent the optionee recognizes income upon a disqualifying disposition of shares underlying an Incentive Stock Option.

Recommendation and Vote Required
Management and the Board of Directors recommend that the stockholders vote "FOR" approval of the Amendment. Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote on this proposal.



                    Board of Directors and Committee Meetings

During the fiscal year ended September 30, 1997, the Board of Directors held a total of seven meetings and acted by unanimous written consent two times. The Board of Directors maintains an Audit Committee and a Compensation Committee. There is no standing nominating or similar committee of the Board of Directors. The members of the Audit Committee are H. Samuel Greenawalt, R. William Caldwell and Timothy S. Itin. The Audit Committee primarily reviews internal accounting procedures and oversees the review and engagement of the Company's independent accountants. The Audit Committee met two times during the year. The members of the Compensation Committee are R. William Caldwell and Timothy S. Itin. The Compensation Committee primarily reviews and sets compensation paid to the Company's executive officers and directors and makes recommendations to the Board regarding awards under the 1993 Plan. The Compensation Committee met three times during the year. Each director attended more than 75% of the meetings of the Board of Directors and the Audit and Compensation Committees during the period in which he served.

Timothy S. Itin is the son of Thomas W. Itin. There are no other family relationships between any director, executive officer or nominees for director of the Company.


                        Executive Officers of the Company

The following table sets forth, as of January 19, 1998, the names and ages of the Company's executive officers, including all positions and offices held by each such person. These officers serve at the pleasure of the Board of Directors.

     Name                 Age                  Position
  -------------------    -----        -------------------------------------
  Thomas W. Itin          63          President,  Chairman  of  the  Board,
                                      Chief Executive Officer and Treasurer

  Gerard A. Herlihy       44          Chief Administrative and Chief
                                      Financial Officer and Secretary

  Clarence H. Yahn        61          Group Vice President

  Timothy J. Marker       48          Vice President-Sales and Marketing

  William N. Holmes       31          Corporate Controller and Principal
                                      Accounting Officer


For information regarding Mr. Itin, see his biography above.

Gerard A. Herlihy has been Chief Financial Officer since February 1997 and Secretary of the Company since August 1977. He was previously President and Chief Operating Officer of CliniCorp, Inc., a publicly-held healthcare company. From 1992 to 1993, he was Chief Financial Officer and a member of the transition turnaround team at Melnor, Inc., a $50 million manufacturer of lawn and garden products. From 1991 to 1992, Mr. Herlihy was the turnaround advisor to Blount Doors and Millwork, Inc., a $40 million door manufacturer. Positions held prior to 1991 included acquisition advisory work for William E. Simon & Sons, Managing Director of Corporate Finance at Thomson McKinnon Securities, and audit supervisor at Peat, Marwick, Mitchell & Co. Mr. Herlihy has a Bachelor of Science Degree from the University of Rhode Island and an MBA Degree from the Harvard Business School. He is also a Certified Public Accountant.

Clarence H. Yahn became Group Vice President of the Company in December 1996, responsible for the Company's Consumer Durables Business Group. Mr. Yahn has served as director of Ajay Leisure Products, Inc., a wholly-owned subsidiary of Ajay Sports, Inc., since September 1993 and as Ajay Leisure's president since January 1994. Mr. Yahn is also a director of Ajay Sports and has been its Chief Operating Officer since January 1996. Ajay Sports is a publicly traded company, and the Company owns approximately 18.5% of Ajay's outstanding common stock. Prior to joining Ajay Leisure Products, Mr. Yahn served as chief executive officer of Melnor, Inc. a consumer durables company, from 1992 to 1993. From 1991 to 1992, Mr. Yahn was self-employed in the field of mergers and acquisitions. From 1988 to 1990, Mr. Yahn was President of Gold Medal, Inc., a leisure furniture manufacturer. From 1982 to 1988, he was President of Aircap Industries Corporation, a subsidiary of the Sunbeam Corporation. Mr. Yahn received a Bachelor of Science degree in mathematics and physics from the University of Wisconsin and a masters degree in international business from the American Graduate School of International Management.

Timothy J. Marker has been Vice President - Sales and Marketing of the Company since August 1997. Prior to joining the Company, from 1996 to 1997, he was the President of Electro-Mechanical Products, a $50 million company involved in the manufacture and sale of precision switches, sensors and RFI noise suppression devices to the global automotive industry, which is a division of Alcoa Fujikura Limited. From 1989 to 1995, Mr. Marker was President of Electro-Mechanical Products, a division of Electro-Wire Products, Inc. From 1982 to 1988, he was Vice President of Sales/Engineering for this same company. From 1972 to 1982, he worked for General Motors' Packard Electric Division, where his last position was Account Manager responsible for Packard's Chevrolet Truck account with annual sales of $310 million. Mr. Marker has a Bachelor of Science degree from Purdue University.

William N. Holmes has been Corporate Controller of the Company since August 1997, responsible for overseeing the day-to-day accounting, finance and reporting functions of the Company and its operating subsidiaries. Mr. Holmes has seven years experience in working with publicly traded companies, including Financial Reporting Manager for Crown Pacific Partners, LP in 1997 and Controller and Director of Investor Relations for Phoenix Gold International, Inc. from 1994 to 1996. Prior to 1994, Mr. Holmes was a senior accountant for Deloitte and Touche, LLP in Portland, Oregon. Mr. Holmes has a Bachelor of
Science  Degree  from  Oregon  State   University  and  is  a  Certified  Public
Accountant.


                            Executive Compensation

Summary Compensation Table

The table below sets forth the compensation received by the Chief Executive Officer of the Company for the past three fiscal years. No other executive officer of the Company received compensation in excess of $100,000 during the fiscal year ended September 30, 1997. The Company has no restricted stock award or long-term incentive plans.

                         Annual Compensation Information

                                                               Securities
                                                Other Annual   Underlying      All Other
     Name and                Salary    Bonus    Compensation     Options    Compensation
Principal Position   Year     ($)       ($)         ($)            (#)           ($)
------------------  -----   --------   -----    ------------   ----------   -------------

Thomas W. Itin,      1997    150,000     --          --             300,000        --
Chief Executive      1996    150,000     --          --               --           --
  Officer            1995    150,000     --          --               --           --
----------



Options/SAR Grants Table

The table below summarizes options granted during the fiscal year ended September 30, 1997 to the executive officers named in the Summary Compensation Table. The Company has not granted any SARs.

                                                                            Potential Realizable
                                                                            Value at Assumed
                                                                            Annual Rates of Stock
                                                                            Price Apprec'n for
                                                                            Option Term
                                                                            ---------------------
                Number of Secs.   % of Total        Exercise
                Underlying        Optns Granted     Price      Expiration
Name            Optns Granted #   to Employees      ($/Share)  Date          5% ($)        10%($)
----------      ---------------   -------------    ---------  ----------     ------        --------


Thomas W. Itin      300,000           27.8%           $2.13       5/1/02      176,875       390,849


Aggregated Option Exercises and Fiscal Year-End Option Value Table

The table below summarizes fiscal year-end option values of the executive officers named in the Summary Compensation Table.

                                         Securities         Value of Unexercised
                                         Underlying         In-The-Money Options
                                         Unexercised        at Year End ($)
                                         Options at
                                         Year End (#)
              Shares
              Acquired     Value
              on Exercise  Realized
Name          (#)          ($)                 Exercisable / Unexercisable
---------     ----------   ---------   ---------------------------------------


Thomas W. Itin       -0-       -0-     375,000(1) / 225,000   $351,750 / $56,250


(1) Of these options, 150,000 are held by Acrodyne Corporation, a company owned by Mr. Itin.


Compensation of Directors

The non-employee directors of the Company are paid $500 for each Board of Directors Meeting attended and are reimbursed for reasonable costs incurred to attend the meetings.

In February 1997, R. William Caldwell, H. Samuel Greenawalt and Timothy S. Itin, the non-employee directors of the Company, each received non-statutory stock options exercisable for ten years to purchase up to 10,000 shares of Common Stock for $2.66 per share. These stock options were automatically granted under the 1995 Stock Option Plan for Non-Employee Directors at 100% of the fair market value of the Common Stock on the date of grant.

Employment Contracts and Termination of Employment and Change in Control Arrangements

In 1994, the Company entered into a five-year employment contract with Mr. Itin under which he serves as Chief Executive Officer at a minimum salary of $150,000 per year. On August 15, 1997, the Company's Board approved an employment agreement with Mr. Itin to employ him for the later of five years from the date of this approval or the termination of the guaranty he has provided to the Company. See "Certain Relationships and Related Transactions".

Board Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The Company's compensation philosophy is designed to achieve long-term growth in stockholder value. The Company's compensation policies are intended to attract, retain and motivate highly qualified executives who support a performance-oriented environment that rewards achievement based upon the Company's performance and the individual's contribution and performance. There are three main components in the Company's executive compensation program: base salary, annual bonus incentive and long-term incentive.

Base Salary. The base salary of each executive officer of the Company is measured against the median base pay level for positions with comparable functional responsibilities at companies with sales that are comparable in size to the Company's sales. Executive salaries are reviewed but not necessarily increased annually. Salary adjustments may be made by the Committee to recognize individual contribution and performance or to reflect an increased scope of responsibilities.

Annual Incentive. Annual incentive bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer.

The Company has implemented an annual incentive bonus, which provides executive officers and other key management employees the opportunity to earn annual incentive bonuses. As a pay-for-performance plan, the annual incentive bonus is intended to motivate and reward executive officers and other key employees by directly linking the amount of any cash bonus to two performance components: (1) corporate and/or operating unit financial performance (specific measurements are defined each year and threshold and payout levels are established to reflect the Company's objectives); (2) management's overall assessment of the executive officer/key employee performance. These criteria are reviewed and approved by the Committee. Under the guidelines adopted by the Committee, executive officers are eligible to receive up to 75% of their salary as an annual bonus, depending on actual earnings performance compared to target earnings goals.

Long-Term Incentive. The Company utilizes stock options as a long-term incentive to reward and retain employees. The Committee believes that these programs serve to link management and stockholder interest and to motivate executive officers to make long-term decisions that are in the best interest of the Company and the stockholders. The Committee also believes that executive officers and other key employees should have significant ownership of the Company stock. As a group, executive officers and directors own approximately 40% of the outstanding common stock. In particular, Mr. Itin, the Company's Chairman and Chief Executive Officer, owns approximately 28% of the outstanding shares.

The Committee believes that stock option grants provide an incentive that focuses the executive's attention on managing the Company from the perspective of an equity owner in the business. Stock options are granted from time-to-time, generally on an annual basis, based upon recommendations from management and the Committee. In general, stock options vest over five years and employees must be employed by the Company in order to exercise the options. As the stock options are granted at the fair market value on the date of grant, the Company's stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price.

It is the opinion of the Committee that the aforementioned  compensation program
provides   features,   which   appropriately   align  the  Company's   executive
compensation with corporate performance and the interest of its stockholders.

For the fiscal year ended September 30, 1997, the Company's Chief Executive Officer was paid only the base annual salary provided for under his employment agreement with the Company. The Company's Chief Executive Officer did not receive a cash bonus for 1997 based on the Company's actual earnings performance as of the date of this proxy. In addition, the Company's Chief Executive Officer received a grant of 300,000 options under the 1993 Plan which expire on May 1, 2002 at the price of $2.13 per option. During the year, the Company extended the expiration date of 150,000 options held by Acrodyne Corporation, a related party, from November 8, 1997 to November 8, 1999.

Timothy S. Itin, Chairman
R. William Caldwell

Performance Graph

     The graph below compares the percentage changes in the Company's cumulative stockholder return on its Common Stock for the five-year period ended September 30 1997, with the cumulative total return of the Nasdaq Stock Market (US Companies) and a peer index of the Nasdaq Stocks - Motor Vehicles and Motor Vehicle Equipment companies.

                                                    CRSP Total Returns Index
                                                    -------------------------

 Indices                            9/30/92        09/30/93       09/30/94       09/30/95       09/30/96       09/30/97
-------------------------------     --------     ----------      ---------       --------       --------       --------
Williams Controls                     100.0           544.5         1002.9         1073.1          882.6          762.2
Nasdaq Stock Market (US Companies)    100.0           131.0          132.1          182.4          216.4          297.1
Nasdaq Stocks(SIC 3710-3719 US
Companies) Motor Vehicles and
Motor Vehicle Equipment               100.0           141.2          137.8          141.2          160.3          270.1


     Notes: The lines represented monthly index levels derived from compounded daily returns that include all dividends. The indices are reweighted daily, using market capitalization on the previous trading day. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used. The index level for all series was set at 100.00 on 09/30/92.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth, as of January 23, 1998, the number of shares of Common Stock beneficially owned by each director and named executive officer of the Company individually, all executive officers and directors as a group and all beneficial owners of more than five percent of the Common Stock. The following stockholders have sole voting and investment power with respect to their holdings unless otherwise noted.


Name and Address                    Amount Beneficially     Percent of Class
of Beneficial Owner                        Owned                      *
--------------------------------    -------------------     ----------------
Thomas W. Itin (1)(2)(4)               5,116,837                   28.2
7001 Orchard Lake Rd., Suite 424
West Bloomfield, MI  48322-3608

Enercorp, Inc. (5)                     1,910,000                   10.7
7001 Orchard Lake Rd., Suite 424
West Bloomfield, MI  48322-3608

Acrodyne Corporation (6)               1,200,000                    6.7
7001 Orchard Lake Rd., Suite 424
West Bloomfield, MI  48322-3608

R. William Caldwell (7)                   30,000                     **
515 McDonald Street
Midland, MI   48640

H. Samuel Greenawalt (4)(7)              202,900                    1.1
7001 Orchard Lake Rd., Suite 424
West Bloomfield, MI  48322-3608

Timothy S. Itin (7)                       40,000                     **
1 Maritime Plaza, 11th Floor
San Francisco, CA  94111

Gerard A. Herlihy (3)(8)                 202,636                    1.1
700 NW 12th Avenue
Deerfield Beach, FL 33442

Clarence H. Yahn (9)                      56,500                     **
1501 E. Wisconsin Street
Delavan, WI 53115

Timothy J. Marker (10)                    17,500                     **
7001 Orchard Lake Road, Suite 422
West Bloomfield, MI 48322

William N. Holmes (3)(11)                186,886                    1.1
14100 SW 72nd Avenue
Portland, OR 97224

All executive officers and             7,396,987                   40.2
directors as a group (ten persons)

       *    Based upon 17,782,040 shares outstanding.
      **    Less than one percent.

1) Includes 225,000 shares of Common Stock issuable upon exercise of presently exercisable stock options held by Mr. Itin. Also includes 3,592,000 shares of Common Stock and 150,000 shares issuable upon the exercise of stock options beneficially owned by family members and affiliates of Mr. Itin, including ownership of Acrodyne Corporation and/or its affiliates which also is reported separately in this table. Acrodyne Corporation is owned by TWI and TWI is owned by a Michigan co-partnership of which Mr. Itin is the sole equity owner. Also includes 402,600 shares owned by certain trusts for which Mr. Itin's spouse serves as trustee. Neither Mr. or Mrs. Itin is beneficiaries of these trusts, and they disclaim beneficial ownership of the 402,600 shares owned by the trusts.

2) Includes 424,101 shares of Common Stock owned by the Company's Employee Stock Ownership Plan Trust (the "ESOP"), of which Mr. Itin is the trustee. Mr. Itin disclaims beneficial ownership of these shares, other than the 11,269 shares allocated for his benefit. Also includes 40,000 shares of Common Stock owned by the Company's Union Employees Pension Plan, of which Mr. Itin is a trustee. Mr. Itin disclaims beneficial ownership of these shares. Also includes 100,000 shares of Common Stock owned by the Company's Non-Union Employees Retirement Income Pension Plan, of which Mr. Itin is the trustee. Mr. Itin disclaims beneficial ownership of these shares. Also includes 127,740 shares owned by the Company's 401(k) Plan for Non-Union Employees, of which Mr. Itin is a trustee. Mr. Itin disclaims beneficial ownership of these shares. Also includes 55,396 shares owned by the Company's 401(k) Plan for Union Employees, of which Mr. Itin is a trustee. Mr. Itin disclaims beneficial ownership of these shares. As a trustee, Mr. Itin shares voting and dispositive power over the securities owned by these plans.

3) Includes 127,740 shares owned by the Company's 401(k) Plan for Non-Union Employees, of which Mr. Herlihy and Mr. Holmes are trustees. Mr. Herlihy and Mr. Holmes disclaim beneficial ownership of these shares, other than those share amounts allocated for their benefit, which are 1,174 and 197 shares, respectively. Also includes 55,396 shares owned by the Company's 401(k) Plan for Union Employees, of which Mr. Herlihy and Mr. Holmes are trustees. Mr. Herlihy and Mr. Holmes disclaim beneficial ownership of these shares. As trustees, these officers share voting and dispositive power over the securities owned by these plans.

4) Does not include the ownership by Enercorp, Inc. as reported separately in this table. Mr. Itin owns approximately 18.5% of the outstanding voting securities of Enercorp, Inc. and Mr. Greenawalt owns approximately 2.4% of the outstanding voting shares of Enercorp, Inc.

5) Includes 100,000 shares issuable upon exercise of stock options that are exercisable within 60 days of the date of this table.

6) See note (1) above regarding the ownership of Acrodyne Corporation. Mr. Itin may be deemed to be a beneficial owner of the shares of Common Stock owned by Acrodyne Corporation and its affiliates, and, therefore, these shares are included in the ownership reported for Mr. Itin in this table.

7) Includes 25,000 shares issuable upon exercise of stock options that are exercisable within 60 days of the date of this table.

8) Includes 17,500 shares issuable upon exercise of stock options that are exercisable within 60 days of the date of this table.

9) Includes 20,000 shares issuable upon exercise of stock options that are exercisable within 60 days of the date of this table.

10) Includes 7,500 shares issuable upon exercise of stock options that are exercisable within 60 days of the date of this table.

11) Includes 3,750 shares issuable upon exercise of stock options that are exercisable within 60 days of the date of this table.

                      Compliance with Section 16(a) of the
                         Securities Exchange Act of 1934


Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent shareholders are required by the SEC regulation to furnish the Company with copies of Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Company, or written representations of the reporting persons, the Company has determined that all required reports were timely filed during the year, except for Mr. Greenawalt, who filed one late Form 4 during the fiscal year.


                 Certain Relationships and Related Transactions

In exchange for the Company providing interim financing in 1994, the Company received options to purchase up to 15,228,520 shares of the common stock of Ajay Sports, Inc. ("Ajay"), which would represent approximately 45% of Ajay's then outstanding common stock, and received manufacturing rights in certain Ajay facilities through 2002 under a joint venture agreement. At September 30, 1997 the Company owned 4,117,647 shares (approximately 18% of Ajay's outstanding common stock) and held vested options to acquire 11,110,873 additional shares of Ajay common stock at prices ranging from $.34 to $.50 per share.

During 1994 the Company provided a $7,000,000 revolving loan facility to Ajay for Ajay's operating subsidiary. Ajay manufactures and distributes golf and billiard accessories primarily to retailers throughout the United States. The loan to Ajay was recorded as a note receivable, affiliate in the Consolidated Balance Sheets. In July 1995 Ajay obtained an $8,500,000 credit facility from a bank which was used to pay off the revolving loan provided by the Company. In October 1995, Ajay increased its bank line from $8,500,000 to $13,500,000. The Company had guaranteed this loan up to $13,500,000 and charged Ajay a fee of 1/2 of 1% per annum of the outstanding loan amount for providing this guaranty. The Chairman and President of the Company is also Chairman and President of Ajay, and had guaranteed Ajay's obligation to the Company under the loan guaranty.

In July 1997, the Company and Ajay refinanced their bank debt with a bank under a $34,088,000 three-year joint revolving credit and term loan agreement. At the date of the Loan closing, the Company borrowed a total of $17,141,000 and had $488,000 of loan availability under the revolving loan as of September 30, 1997.

The Company had guaranteed the debt of Ajay to Ajay's previous lender, for which it charged Ajay 1/2% per annum of the outstanding loan balance subject to the Guaranty. In connection with the July refinancing, the previous lender provided Ajay $2,340,000 of bridge financing and the Company provided Ajay $2,268,000 at loan closing to repay the previous loan. The sources of repayment for the bridge loan are expected to be primarily derived from future expected financial transactions of the Company. Therefore, it is likely that Ajay will need to borrow additional funds from the Company in the future to repay the bridge loan to the extent that the bridge loan is repaid with Company funds. These loans were necessary because the Company was prohibited from down-streaming funds to Ajay while the previous loan was in default. The Company has also agreed to purchase approximately $1,000,000 of notes payable by Ajay to affiliated parties which had provided loans to Ajay to help Ajay finance operations during the financial restructuring. Such notes payable have not yet been purchased.

The Company and Ajay have structured a plan (the "Ajay Recapitalization") whereby Ajay plans to obtain permanent bank financing independent of the Company's loan which management of Ajay has informed the Company, when combined with a final investment by the Company, would result in adequate working capital and eliminate any requirements for further advances or guarantees from the Company. Ajay management informed the Company it has signed a proposal letter with a lender for an asset based loan, which Ajay management informed the Company that it believes, based on expected loan advance rates, would result in an approximately $2,000,000 shortfall of its projected working capital needs. The Company intends to invest up to $2,000,000 to provide Ajay adequate working capital, of which approximately $1,000,000 would be required no later than February 1998. If Ajay successfully completes its bank financing, the Company has also proposed to exchange up to $4,000,000 of loans and advances into convertible voting preferred stock which Ajay management has informed the Company it believes would allow Ajay to meet the minimum net worth criteria for continued listing on the Nasdaq Stock Market. The preferred stock would pay a dividend rate of 9% and would be convertible, at the Company's option, into up to 12,000,000 shares of Ajay common stock. As presently proposed, the dividend rate would increase two percentage points each in the years 2002 and 2003 if Ajay does not achieve pre-tax earnings of at least $500,000 in two consecutive years prior to 2002 and 2003.

Mr. Itin, the Chairman and President of both the Company and Ajay, has personally guaranteed to the Company the value of the Company's equity investment in Ajay, performance of Ajay's obligations to the Company for repayment of the loans provided to Ajay by the Company, and any monetary liability for the benefit of Ajay which may be incurred by the Company to the lender under the joint credit facility of the Company and Ajay.

During the year, the Company extended the expiration date of 150,000 options held by Acrodyne Corporation, a related party, from November 8, 1997 to November 8, 1999.

In January 1996, the Company initiated a stock repurchase program of up to 1,000,000 shares of its common stock. Under this program the Company acquired 100,000 shares during fiscal 1997 at a price of $2.50 per share. The shares were purchased in a private transaction from Enercorp, Inc., a publicly-held business development company which beneficially owns approximately 10.7% of the Company's stock. The purchase price was the market price of the Company's common stock on the date the shares were repurchased. The Chairman and President of the Company is a significant shareholder of Enercorp. In addition, during the year ended September 30, 1997, the Company issued 50,000 shares at $2.50 per share to Enercorp for consultant advisory work on various matters. The Company's current bank loan prohibits further purchases under this program.


                         Independent Public Accountants

The Company's financial statements for the fiscal year ended September 30, 1997 were audited by Horwath Gelfond Hochstadt Pangburn & Co. ("Gelfond Hochstadt"). Representatives of Gelfond Hochstadt are expected to be present by telephone conference call for the Meeting and will have an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

                              Stockholder Proposals

All proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received at the Company's corporate offices at 14100 SW 72nd Avenue, Portland, Oregon 97224, Attention: Corporate Secretary, on or before September 20, 1998, in order to be considered for inclusion in the proxy statement for the 1999 meeting.


                                 Other Business

Management does not know of any other business to be brought before the Meeting. If any such matters are brought before the Meeting, the proxies named in the enclosed form of proxy will vote proxies received by them as they deem best with respect to all such matters.


                                  Annual Report

The Company's 1997 Annual Report and its Annual Report on Form 10-K for the fiscal year ended September 30, 1997 are being sent to all stockholders with this Proxy Statement but are not incorporated herein by reference and are not to be considered a part of the Proxy Materials.

By Order of the Board of Directors,

Gerard A. Herlihy
Secretary

                                      PROXY

                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                March 27, 1998

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

The undersigned stockholder of WILLIAMS CONTROLS, INC. (the "Company") hereby constitutes and appoints Thomas W. Itin and Gerard A. Herlihy as proxies, each with the power to appoint his substitute, to appear, attend and vote all of the shares of the Common Stock of the Company standing in the name of the undersigned at the 1998 Annual Meeting of Stockholders of WILLIAMS CONTROLS, INC. to be held at the Company's administrative office, 7001 Orchard Lake Rd., Suite 424, West Bloomfield, Michigan, on March 27, 1998, at 10:00am (EST), and at any postponements or adjournments thereof, upon the following matters:

  1.   ELECTION OF     _____  Thomas W. Itin, for a    _____ WITHHOLD AUTHORITY
       ONE CLASS I            three (3) year term            to  vote  for  the
       DIRECTOR               expiring in 2001               nominee

       ELECTION OF     _____  H. Samuel Greenawalt,    _____ WITHHOLD AUTHORITY
       ONE CLASS I            for a three (3) year           to  vote  for  the
       DIRECTOR               term expiring in 2001          nominee

 2. To consider and approve an amendment to the Company's 1993 Stock Option Plan to increase the number of shares, available for grant thereunder, from 1,500,000 to 3,000,000. Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote on this proposal.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The proxy, when properly signed and delivered, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of director. This proxy will be voted in accordance with the discretion of the proxies on any other business.

         Please mark, date and sign your name exactly as it appears hereon and return the Proxy in the enclosed envelope as promptly as possible. It is important to return this Proxy properly signed in order to exercise your right to vote if you do not attend the meeting and vote in person. When signing as agent, partner, attorney, administrator, guardian, trustee or in any other fiduciary or official capacity, please indicate your title. If stock is held jointly, each joint owner must sign.

                              Date: _____________________________________, 1998


                                    --------------------------------------------
                                                                       Signature


Address if different from that on label:

                                   ---------------------------------------------
                                                                  Street Address

                                   ---------------------------------------------
                                                        City, State and Zip Code

                                   ---------------------------------------------
                                                                Number of Shares


Please check if you intend to be present at the meeting ______